Exhibit 99.1

Olympic Steel Announces Expense Reduction Actions and Inventory Write-Down

CLEVELAND--(BUSINESS WIRE)--April 6, 2009--Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, today announced that due to continued weakness in the economy and the steel market, it has taken additional actions to reduce its operating expenses, and it will be required to write down the value of its inventory at March 31, 2009, in accordance with lower of cost or market accounting guidance.

Demand for flat rolled steel remained soft and pricing continued to unexpectedly deteriorate through March 2009. In response to the weak market conditions, Olympic Steel estimates that it has reduced its annual operating expenses for 2009 by approximately $65 million, or approximately 35%, compared to total annual operating expenses for 2008. Cost reductions have been achieved through various initiatives including: headcount reductions of 21% from peak 2008 levels; reduced work hours to match depressed customer production schedules; company-wide base pay reductions ranging from 2.5% to 10% effective March 30, 2009, including cash compensation reductions taken by our executive management team equal to 20% of each executive’s base salary; a 20% cash compensation reduction by our board of directors; benefit reductions; and heightened control over all discretionary spending.

Market conditions will also require the Company to report an inventory lower of cost or market pretax charge of approximately $30 million, or approximately 12% of its March 31, 2009 inventory.

Commenting on the Company’s actions, Chairman and Chief Executive Officer Michael D. Siegal, stated, “In light of challenging market conditions in 2009, where February year-to-date steel service center shipments have declined by 43% compared to the same period of 2008 according to the Metals Service Center Institute’s Metals Activity Report, we have taken actions to reduce our expenses and preserve our cash, including the suspension of new non-maintenance capital expenditures. We expect to generate significant cash flow from inventory reductions in the next six months to substantially reduce our outstanding debt by the end of 2009. We have also completed an amendment to our revolving credit facility eliminating the impact of the inventory lower of cost or market charge on our covenants. We believe that our focus on cash flow, expense reductions and our strong balance sheet will be advantageous once an economic recovery occurs,” concluded Mr. Siegal.

The Company also announced that it has reached a new three-year contractual agreement with the collective bargaining unit representing its Minneapolis plate facility employees. The agreement contains base pay and benefit concessions similar to those implemented for non-contractual employees.

Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 17 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions; access to global capital markets; competitive factors such as the availability and pricing of steel, industry shipping and inventory levels, and rapid fluctuations in customer demand and steel pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially those that may be highly leveraged, those in the domestic automotive industry and those with inadequate liquidity) to maintain their credit availability; customer, supplier, and competitor consolidation, bankruptcy or insolvency; layoffs or work stoppages by the Company’s, suppliers’ or customers’ personnel; equipment installation delays or malfunctions; the amounts, timing and successes of the Company’s capital investments, including the construction of a new facility in South Carolina and the start-up of our new facility in Dover, Ohio; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve inventory turnover and free cash flows, reduce costs, inventory and debt in a declining market, while improving customer service; the timing and outcome of inventory lower of cost or market adjustments; OLP’s efforts and ability to liquidate its remaining assets; the adequacy of our existing information technology and business system software and the success of implementing our new enterprise-wide information system; the Company’s ability to pay and its determination of amounts of regular quarterly cash dividends in the future; the Company’s ability to generate free cash flow to repay its debt within anticipated timeframes; and its ability to successfully amend its revolving credit facility in a timely fashion or at all. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

CONTACT:
Olympic Steel, Inc.
Richard T. Marabito, Chief Financial Officer, 216-292-3800
Fax: 216-292-3974